EXHIBIT 10.22

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Non-Competition Agreement”), effective as of January 1, 2009, is entered into by and between International Paper Company, a New York corporation (together with its subsidiaries and affiliates, “International Paper”), and the undersigned employee of International Paper to protect the valuable competitive information and business relationships of International Paper.

1. Acknowledgements.

I acknowledge and agree that:

a. In the course and scope of my employment with International Paper, I have developed or will develop unique relationships with customers and suppliers of International Paper;

b. As a key employee of International Paper, I perform unique and valuable services to International Paper of an intellectual character and that my services will be difficult for International Paper to replace;

c. International Paper has provided or will provide me with unique knowledge and training about its Confidential Information. Confidential Information, as used in this Non-Competition Agreement, includes, but is not limited to, any information possessed or owned by International Paper which is not generally known to the public, especially if such information gives International Paper a competitive advantage or its disclosure would harm International Paper. It includes, but is not limited to, trade secrets, proprietary information and all other information, documents or materials, owned, developed or possessed by International Paper or any employee or consultant of International Paper, whether tangible or intangible, relating in any way to International Paper’s business and operations, research and development, customers, prospective customers, business plans, business relationships, products or processes, costs or profit information or data from which that information could be derived, human resources (including internal evaluations of the performance, capability and potential of any International Paper employee), business methods, databases and computer programs;

d. The business of International Paper and its customers is worldwide in scope, that International Paper’s competitors and customers are located throughout the world, that International Paper’s strategic planning and research and development activities have application throughout the world and are for the benefit of International Paper’s business and customers throughout the world, that unauthorized use or disclosure of Confidential Information or prohibited competition will irreparably injure International Paper, that this restriction is reasonably necessary for the protection of International Paper’s legitimate business interests; and,

e. I am entering into this Non-Competition Agreement in conjunction with my participation in the International Paper Performance Share Plan and that this provides adequate and significant consideration for my willingness to enter into this Non-Competition Agreement.

2. Non-Compete Provisions.

a. For the purpose of this Non-Competition Agreement, Competitive Activities are:

i.	producing, developing, selling or marketing, or assisting others to produce, develop, sell or market;

ii.

engaging in any sales, marketing, research and development or managerial duties (including, without limitation, financial, human resources, strategic planning, or operational duties), whether as an employee, consultant, or otherwise, for any entity which produces, develops, sells or markets;

iii.	owning, managing, operating, controlling or consulting for any entity which produces, develops, sells or markets; or

iv.

soliciting the business of any person, company, firm, or corporation who is or was a customer of International Paper or active prospective customers of International Paper within twelve (12) months prior to the termination of my employment; for any product, process, or service that is competitive with those products, processes, or services of International Paper, whether existing or contemplated for the future, concerning which I have in any manner acquired knowledge, trade secrets or confidential information during the twenty-four (24) months preceding termination of my employment.

b. While an employee of International Paper, I agree not to engage in any Competitive Activities or prepare to engage in any Competitive Activities in any manner, either directly or indirectly, whether for compensation or otherwise, with International Paper, or to assist any other person or entity to compete or to prepare to compete with International Paper.

c. I agree that for twelve (12) months after the date of termination by either party of the employment for any reason (the “Non-Compete Period”), I shall not, directly or indirectly, commit, participate in or facilitate any of the Competitive Activities for any entity that is competitive with International Paper.

d. I shall not assist others in engaging in activities that I am not permitted to undertake.

3. Confidentiality.

I agree that at all times, both during and after my employment with International Paper, I shall not directly or indirectly use or disclose any Confidential Information to any third person or entity outside International Paper, except (i) as may be necessary in the good faith performance of my duties for International Paper and only in compliance with International Paper’s policies for making such use or disclosure, or (ii) as I am required to disclose under any applicable laws, regulations or directives of a governmental entity having jurisdiction in the matter or under subpoena or other process of law, provided that I shall promptly notify the Company in writing of any such requests for disclosure.

4. Common Law Duties.

I acknowledge and agree that I owe fiduciary and common law duties to International Paper, in addition to the covenants set forth above, prohibiting the misuse or disclosure of trade secrets or confidential information and the unlawful interference with International Paper’s business, customer relationships and corporate opportunities.

5. Duty to Show Non-Competition Agreement to Prospective Employers.

During my employment with International Paper and for twelve (12) months thereafter, I shall, prior to accepting other employment, provide a copy of this Non-Competition Agreement to any recruiter who assists me in locating employment other than with International Paper and to any prospective employer with which I discuss potential employment.

6. At-Will Employment.

I acknowledge and agree that my employment with International Paper is at-will and that both the Company and I retain the right to terminate the employment relationship at any time and for any reason, with or without prior notice. Nothing in this Non-Competition Agreement shall be construed to be a guarantee or promise of future employment of any duration.

7. Termination of Non-Competition Agreement.

This Non-Competition Agreement shall not be terminated prior to the expiration of the Non-Compete Period except by the mutual written agreement of the parties in accordance with the requirements of Paragraph 10, below.

8. Survival.

The obligations contained in Paragraphs 2 and 3 shall survive the termination of this Non-Competition Agreement. In addition, the termination of this Non-Competition Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of termination of this Non-Competition Agreement, or which may arise by any event causing the termination of this Non-Competition Agreement.

9. Waiver of Rights.

If on one or more instances either party fails to insist that the other party perform any of the terms of this Non-Competition Agreement, such failure shall not be construed as a waiver by such party of any past, present, or future right granted under this Non-Competition Agreement; and the obligations of both parties under this Non-Competition Agreement shall continue in full force and effect. International Paper’s waiver, for whatever reason, of the terms of a non-competition agreement between International Paper and any other employee shall not operate as a waiver or release of my obligations under this Non-Competition Agreement and may not be used as evidence of International Paper’s intent to waive any of the terms of this Non-Competition Agreement.

10. Modification.

This Non-Competition Agreement or any provision of it cannot be modified, abrogated or waived except in a written document signed by the Senior Vice President, Human Resources, of International Paper and the General Counsel or, in the event of the absence of either of these executives or the vacancy of either of these positions, such other officer of International Paper as its Chief Executive Officer shall designate in writing.

11. Remedies.

I acknowledge and agree that compliance with Paragraphs 2 and 3 of this Non-Competition Agreement is necessary to protect the business and goodwill of International Paper; and that a breach of Paragraphs 2 or 3 will irreparably and continually damage International Paper, for which money damages may not be adequate.

a. I agree that, in the event that I breach or threaten to breach any of these covenants, International Paper shall be entitled to (i) a preliminary or permanent injunction in order to prevent the continuation of such harm; (ii) money damages insofar as they can be determined; and (iii) any other damages or equitable remedies permitted by applicable law. Nothing in this Non-Competition Agreement, however, shall be construed to prohibit International Paper from also pursuing any other remedy, the parties having agreed that all remedies shall be cumulative.

b. In addition to any money damages for the period of time during which I violate these covenants, International Paper shall be entitled also to recover the amount of any fees, compensation, or other remuneration earned by me as a result of any such breach, as well as recovery of the consideration provided to me for entering into this Non-Competition Agreement.

12. Extension of Non-Compete Period.

I acknowledge and agree that in addition to the remedies International Paper may seek and obtain pursuant to Paragraph 11, the Non-Compete Period will be extended by any and all periods in which I am found to have been in violation of the covenants contained in Paragraph 2 of this Non-Competition Agreement.

13. Attorney’s Fees.

In the event of any dispute or controversy arising under this Non-Competition Agreement, the prevailing party in any litigation or arbitration shall be entitled to recover from the other party the costs and expenses, including attorney’s fees, incurred by the prevailing party related solely to the dispute or controversy.

14. No Defense.

A claim by me against International Paper shall not constitute a defense to International Paper’s enforcement of the restrictive covenants of this Non-Competition Agreement.

15. Severability.

I acknowledge and agree that the parties have attempted to limit my right to compete only to the extent necessary to protect International Paper from unfair competition and protect the legitimate interests of International Paper. If any provision or clause of this Non-Competition Agreement, or portion thereof, shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties and I agree, that if any court construes any provision or clause of this Non-Competition Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

16. Governing Law/Jurisdiction.

This Non-Competition Agreement shall be subject to and governed by the laws of the State of Tennessee, without regard to its laws or regulations relating to conflict of laws. I hereby consent to the jurisdiction of, and agree that any claim arising out of or relating to this Non-Competition Agreement shall be brought in any federal court or any state court of Tennessee that has jurisdiction over such matters.

17. Assignment.

This Non-Competition Agreement and any rights hereunder may be assigned by International Paper and if so assigned shall operate to protect the Confidential Information and relationships of International Paper as well as such information and relationships of the assignee.

18. Applicability.

This Non-Competition Agreement shall be binding upon and shall inure to the benefit of the parties and their successors, assigns, executors, administrators and personal representatives.

19. Notice.

Any notice to be given to me shall be sent by registered mail, certified mail, or any other method by which receipt can be confirmed. Any notice to be given to International Paper shall be sent by registered mail, certified mail or any other method by which receipt can be confirmed.

If to International Paper:

International Paper Company

6410 Poplar Avenue

Memphis, TN 38197

Attn: Chief Counsel, Human Resources

If to Employee: the address shown at the end of this Non-Competition Agreement.

Either party must provide notice of a change of address to which notices are to be sent by so notifying the other party in writing as set forth in this Non-Competition Agreement. If mailed as provided in this Non-Competition Agreement, notice shall have been deemed to be given as of the date of mailing.

20. Headings.

The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Non-Competition Agreement.

21. Opportunity to Review.

I acknowledge and agree that International Paper is advising me that I should consult with an independent attorney before signing this Non-Competition Agreement.

22. Complete Understanding; Prior Agreements.

This Non-Competition Agreement constitutes the complete understanding between the parties regarding this subject. This Non-Competition Agreement cancels and supersedes any previous agreement on this subject signed by me and International Paper prior to January 1, 2009. I acknowledge and agree that notwithstanding the foregoing, this Non-Competition Agreement does not cancel or supersede any representations or agreements made by me to International Paper in any (i) Non-Solicitation Agreement; (ii) Employee Agreement Concerning Inventions, Intellectual Property, Confidential Information and Conflict of Interest; and/or (iii) Assignment of Invention and of Letters Patent agreement(s).

IN WITNESS WHEREOF, the parties have executed this Non-Competition Agreement effective as of the date first set forth above.

Employee Signature

Printed Name

Address

INTERNATIONAL PAPER COMPANY

By:		By:
Name:	Maura A. Smith	Name:	Jerome N. Carter
Title:	Senior Vice President, General Counsel, and Corporate Secretary	Title:	Senior Vice President, Human Resources and Communications